Exhibit 10(b)

DISCRETIONARY COMPENSATION
Because special situations occur where individual achievement may not be adequately recognized under incentive plans, the Compensation and Governance Committee (the “Committee”), at the beginning of each fiscal year, grants authority to the Chief Executive Officer to distribute additional discretionary cash and/or stock compensation up to an aggregate maximum amount to eligible participants for each particular fiscal year. For fiscal year 2016, the aggregate amount of cash compensation approved by the Committee was $500,000, and the maximum number of shares approved by the Committee was 125,000 shares of Common Stock. The stock compensation may be in the form of performance share award opportunities and/or outright grants of shares of Common Stock, all to be awarded under the Company's Amended and Restated 2003 Stock Option and Incentive Plan.  Discretionary compensation is awarded based upon individual effort and is paid in amounts and at such times as the Chief Executive Officer determines, in his sole discretion. No employee has a guaranteed right to discretionary compensation in the event that performance targets are not met.
For awards of stock compensation, eligible participants include any employee of the Company, excluding the Chief Executive Officer and any Section 16 reporting officers of the Company. For awards of cash compensation, eligible participants include executive officers of the Company, excluding the Chief Executive Officer. The Chief Executive Officer may grant cash compensation to other employees outside of the authority granted by the Committee.